Exhibit 21.1

Subsidiaries of STERIS Corporation

STERIS Corporation has no parent company. As of March 31, 2005, its direct and indirect subsidiaries were as follows:

Albert Browne International Limited	United Kingdom
Albert Browne Limited	United Kingdom
American Sterilizer Company	Pennsylvania
Browne Health Care Limited	United Kingdom
CLBV Limited	United Kingdom
Ecomed, Inc.	Indiana
Family Practitioner Supplies Limited	United Kingdom
FHSurgical	France
Global Risk Insurance Company	Vermont
Hamo UK Limited	United Kingdom
Hamo USA Inc.	Florida
Hausted, Inc.	Delaware
HSTD LLC	Delaware
HTD Holding Corp.	Delaware
Isomedix Corporation	Canada
Isomedix Inc.	Delaware
Isomedix Operations Inc.	Delaware
SB Servicos Administrativos Ltda.	Brazil
SterilTek Holdings, Inc.	Delaware
SterilTek, Inc.	Nevada
STERIS	France
STERIS AB	Sweden
STERIS AG	Switzerland
STERIS Asia Pacific, Inc.	Delaware
STERIS (Barbados) Corp.	Barbados
STERIS Canada Corporation	Canada
STERIS Canada Inc.	Canada
STERIS CH Limited	United Kingdom
STERIS Corporation de Costa Rica, S.A.	Costa Rica
STERIS Europe, Inc.	Delaware
STERIS Foreign Sales Corporation	U.S. Virgin Islands
STERIS GmbH	Germany
STERIS Group GmbH	Switzerland
STERIS Holdings B.V.	Netherlands
STERIS Hong Kong Limited	Hong Kong
STERIS Iberia, S.A.	Spain
STERIS Inc.	Delaware
STERIS International Sales Corporation	Delaware
STERIS Isomedix Services, Inc.	Delaware
STERIS Japan Inc.	Japan
STERIS Korea Limited	Korea
STERIS Latin America, Inc.	Delaware
STERIS Limited	United Kingdom
STERIS Mexico, S. de R.L. de C.V.	Mexico
STERISOnline Inc.	Ohio
STERIS SA	Belgium
STERIS SEA Sdn. Bhd.	Malaysia
STERIS Singapore Pte. Ltd.	Singapore
STERIS S.r.l.	Italy
STERIS Surgical Technologies SAS	France
Strategic Technology Enterprises, Inc.	Delaware
Zeus XV Vermögensverwaltung GmbH	Germany